EXHIBIT 99.1

                                                                          FOR IMMEDIATE RELEASE

CONTACT:

Michael Golden, CEO; OR

Robert Nichols, CFO

Sun American Bancorp

(561) 826 0464

PANAMERICAN BANK CHANGES ITS NAME TO
SUN AMERICAN BANK

MIAMI, FL, January 20, 2006 – Sun American Bancorp (AMEX: PNB), Michael Golden, Chairman and CEO of Sun American Bancorp announced to day it officially has received all approvals to change its name from PanAmerican Bank (PNB) to Sun American Bank and will begin trading under the new ticker symbol SBK effective Monday, Jan. 23, 2006. The holding company has been renamed Sun American Bancorp.

Mr. Golden stated, “The name is more dynamic in nature and reflects more correctly the new business plan of the bank which among other things is to grow north in to Broward, Palm Beach and Martin Counties. The bank has continually in the last few years moved away from international business which had been its emphasis in its formative years”.

New branches are anticipated to open in Fort Lauderdale, Palm Beach Gardens, Coral Gables and Delray Beach this year. In order to better serve our clients, existing older branches are being refurbished or rebuilt to reflect the new, client centric and high-tech bank that Sun American Bank is becoming.

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Sun American Bancorp

Based in Miami, FL, Sun American Bancorp is a single-bank holding company with Sun American Bank, a state-chartered, federal member bank engaged in a general commercial and consumer banking business, as the sole subsidiary of the company.  For additional information, please visit our website at www.panamericanbank.com.  The information on this website is not and should not be considered part of this document and is not incorporated into this document by reference. This web address is only intended to be in an inactive textual reference.

Except for historical information containing herein, the matters set forth in this news release are “forward looking” statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Sun American Bancorp believes the expectations reflected in such forward–looking statements are based upon reasonable assumptions; there can be no assurance that its expectations will be realized. Forward–looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Sun American Bancorp’s expectations.  Factors that could contribute to such differences include those identified in Sun American Bancorp’s Form 10-K for the year ended December 31, 2004, and those described from time to time in Sun American’s other filings with the Securities and Exchange Commission, news releases and other communications.